Exhibit 23

         [Letterhead of Madsen & Associates CPA's, Inc.]



October 4, 2005

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:       Consent to be named in the 10KSB/A-2 Annual Report of Oak Ridge
Micro-Energy, Inc., a Colorado corporation

Dear Sirs:

We hereby consent to the use of our report for the years ended December 31, 2004 and 2003, dated April 13, 2005, in the above referenced Annual Report. We also consent to the use of our name as experts in such Registration Statement.

/s/Madsen & Associates CPA's, Inc.
Madsen & Associates CPA's, Inc.
Certified Public Accountants